======================================================================

             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K

                       CURRENT REPORT

           PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) APRIL 20, 1995

              OCCIDENTAL PETROLEUM CORPORATION
   (Exact name of registrant as specified in its charter)






     DELAWARE                       1-9210             95-4035997
(State or other jurisdiction      (Commission       (I.R.S. Employer
    of incorporation)               File No.)       Identification No.)


   10889 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90024
    (Address of principal executive offices)    (ZIP code)

     Registrant's telephone number, including area code:
                       (310) 208-8800




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

Item 5.   Other Events
- -------   ------------


           Occidental Petroleum Corporation reported on April 20, 1995 net income of $178 million ($.49 per share) for the first quarter of 1995, compared with a net loss of $40 million ($.19 per share) for the first quarter of 1994. Sales were $2.7 billion for the first quarter of 1995, compared with $2.1 billion for the same period in 1994.

          Oil and gas divisional earnings were $60 million for the first quarter of 1995, compared with $4 million for 1994. The increase in 1995 earnings primarily resulted from higher worldwide oil and gas production and oil prices, which were partially offset by lower domestic natural gas prices. Included in the 1994 results was a $7 million charge for severance and related costs.

          Natural gas transmission divisional earnings for the first quarter of 1995 were $75 million, compared with earnings of $64 million before special items in 1994. The 1994 results, after the net benefit of $12 million from a reduction in the contract impairment reserve, were $76 million. The improvement in 1995 operating earnings resulted primarily from higher margins on gas sales from storage.

           Chemical divisional earnings for the first quarter of 1995 were $307 million, compared with $22 million for 1994. The increase in 1995 earnings resulted primarily from substantially higher prices and profit margins for PVC, caustic soda and petrochemicals. Included in the 1994 results was an $11 million unfavorable impact related to an explosion at the Taft plant and charges for start-up costs related to the Swift Creek chemical plant.

          Unallocated income taxes were $134 million higher in 1995 compared with 1994 resulting primarily from the higher divisional earnings. Unallocated corporate other items were income of $5 million in the first quarter of 1995, compared with expense of $8 million in 1994. The improvement in these items in 1995 primarily reflected higher equity earnings from unconsolidated chemical and oil and gas investments.

SUMMARY OF DIVISIONAL NET SALES AND EARNINGS
(Millions, except per-share amounts)

                                                       First Quarter
                                                  ------------------
Periods Ended March 31                               1995       1994
=================================                 =======    =======

DIVISIONAL NET SALES
    Oil and gas                                   $   705    $   484
    Natural gas transmission                          538        634
    Chemical                                        1,472        989
    Other                                              (1)        (1)
                                                  -------    -------
       Net sales                                  $ 2,714    $ 2,106
=================================                 =======    =======

DIVISIONAL EARNINGS
    Oil and gas                                   $    60    $     4
    Natural gas transmission                           75         76
    Chemical                                          307         22
                                                  -------    -------
       Earnings from operations                       442        102

UNALLOCATED CORPORATE ITEMS
    Interest expense, net                            (144)      (143)
    Income taxes (a)                                 (125)         9
    Other                                               5         (8)
                                                  -------    -------

NET INCOME (LOSS)                                     178        (40)

Preferred dividends                                   (23)       (17)
                                                  -------    -------
Earnings (loss) applicable to
    common stock                                  $   155    $   (57)
                                                  =======    =======
EARNINGS (LOSS) PER COMMON SHARE                  $   .49    $  (.19)
                                                  =======    =======
AVERAGE COMMON SHARES OUTSTANDING                   317.3      306.2
=================================                 =======    =======

(a)  Includes an offset for charges and credits in lieu of
     U.S. federal income taxes allocated to the divisions.
     Divisional earnings in the first quarter of 1995 have
     benefited  from credits allocated by $4 million,  $12
     million  and  $7 million at oil and gas, natural  gas
     transmission and chemical, respectively.   Divisional
     earnings in the first quarter of 1994 have benefited from credits allocated by $5 million, $5 million and $7 million at oil and gas, natural gas transmission and chemical, respectively.

SUMMARY OF OPERATING STATISTICS

                                                       First Quarter
                                                  ------------------
Periods Ended March 31                               1995       1994
=====================================             =======    =======

NET OIL, GAS AND LIQUIDS
    PRODUCTION PER DAY:
United States
    Crude oil and condensate
      (thousands of barrels)                           66         57
    Natural gas liquids
      (thousands of barrels)                           11          5
    Natural gas
      (millions of cubic feet)                        644        600

Other Western Hemisphere
    Crude oil and condensate
      (thousands of barrels)                          123        122

Eastern Hemisphere
    Crude oil and condensate
      (thousands of barrels)                           84         55
    Natural gas
      (millions of cubic feet)                        108         58

NATURAL GAS TRANSMISSION DELIVERIES:
Sales (billions of cubic feet)                        174        172
Transportation
      (billions of cubic feet)                        415        461




CAPITAL EXPENDITURES (millions)                   $   160    $   336
                                                  =======    =======

DEPRECIATION, DEPLETION AND
    AMORTIZATION OF ASSETS (millions)             $   238    $   207
=====================================             =======    =======

                          SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be
signed   on   its   behalf  by  the  undersigned   hereunto   duly
authorized.


                             OCCIDENTAL PETROLEUM CORPORATION



DATE: April 21, 1995         S. P. Dominick, Jr
                             --------------------------------------------------
                             S. P. Dominick, Jr., Vice President and Controller
                             (Chief Accounting and Duly Authorized Officer)


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